Exhibit 99.1

Fibrocell Announces One-for-Three Reverse Stock Split

Shares of Common Stock Will Begin Trading on Split-Adjusted Basis on March 13, 2017

EXTON, PA - March 10, 2017 - Fibrocell Science, Inc. (NASDAQ: FCSC), a gene therapy company focused on transformational autologous cell-based therapies for skin and connective tissue diseases, today announced that it will effect a one-for-three reverse stock split of its common stock at 5:00 pm ET today. Beginning with the opening of trading on March 13, 2017, the Company’s common stock will trade on the NASDAQ Capital Market on a split-adjusted basis under a new CUSIP number 315721308.

Fibrocell’s stockholders approved an amendment authorizing the reverse stock split at a Special Meeting of Stockholders on March 1, 2017. The specific one-for-three ratio was subsequently approved by the Company's Board of Directors and the reverse stock split was effected by filing a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

The reverse stock split will be effected simultaneously for all outstanding shares of common stock and the ratio determined by the Board will be the same for all outstanding shares of common stock. The reverse stock split will affect all holders of shares of Fibrocell common stock uniformly and each stockholder will hold the same percentage of Fibrocell common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for adjustments that may result from the treatment of fractional shares as described below. The reverse stock split will not reduce the number of authorized shares of common stock, or preferred stock, or change the par values of Fibrocell common stock (which will remain at $0.001 per share) or preferred stock (which will remain at $0.001 per share). No fractional shares will be issued in connection with the reverse stock split. Any fractional share of common stock that would otherwise have resulted from the reverse stock split will be rounded up to the nearest whole share.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to permit the Company to regain compliance with the continued listing requirements of The NASDAQ Capital Market.

Information for Stockholders

Fibrocell’s transfer agent, Broadridge Corporate Issuer Solutions (BCIS), will act as exchange agent for the reverse stock split, and will provide stockholders of record holding certificates representing pre-split shares of the Company's common stock as of the effective date with a letter of transmittal providing instructions for the exchange of stock certificates for post-split shares. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to the broker's or nominee's particular procedures for processing the reverse stock split, and will not be required to take any action in connection with the reverse stock split. BCIS may be reached by telephone at 1-877-830-4936.

Additional information about the reverse stock split can be found in Fibrocell’s definitive proxy statement, filed January 27, 2017, and Form 8-K filed today with the Securities and Exchange Commission, copies of which are available at www.sec.gov and at www.fibrocell.com under the SEC Filings tab located on the Investor Relations page.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue. Fibrocell’s most advanced product candidate, FCX-007, has begun a Phase I/II trial for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is in pre-clinical development of FCX-013, its product candidate for the treatment of linear scleroderma. In addition, Fibrocell has a third program in the research phase for the treatment of arthritis and related conditions. Fibrocell’s gene therapy portfolio is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology. For more information, visit www.fibrocell.com or follow Fibrocell on Twitter at @Fibrocell.

Trademarks

Fibrocell, the Fibrocell logo, Fibrocell Science and LAVIV® are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains, and Fibrocell’s officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to Fibrocell’s ability to achieve the desired effect of increasing the stock price above the $1.00 closing bid price per share minimum for the requisite period so as to regain compliance with the NASDAQ continued listing requirement with respect to the trading price of its common stock.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: the risk that the reverse stock split does not increase Fibrocell’s per share trading price above the minimum amount for the requisite period of time, risks and uncertainties inherent in Fibrocell’s business, and uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor & Media Relations Contact:
Karen Casey
484.713.6133
kcasey@fibrocell.com